UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 7, 2018

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Partial Lease Termination

On February 7, 2018, On Deck Capital, Inc. (the “Company”) entered into that certain Partial Termination and Surrender Agreement and Fourth Lease Modification Agreement (the “Fourth Lease Modification Agreement”), dated as of February 1, 2018, by and between ESRT 1400 Broadway, L.P., as Landlord (the "Landlord") and the Company as Tenant.

The Fourth Modification Agreement amended that certain Agreement of Lease, dated as of September 25, 2012 (as previously amended, supplemented or modified from time to time, the "Lease"), between Landlord's predecessor-in-interest, 1400 Broadway Associates, L.L.C., and the Company for the Company’s New York office headquarters to, among other things, terminate the Company’s lease obligations with respect to its 12th floor office space (the “12th Floor”) and surrender the 12th Floor to the Landlord effective as of February 12, 2018. The Company's lease of the 12th Floor was previously scheduled to continue through December 2026.

In connection with the Fourth Lease Modification Agreement, the Company paid the Landlord a cash surrender fee of approximately $2.6 million (the “Surrender Fee”) and expects to record a net charge of approximately $3.2 million in the quarter ending March 31, 2018. The net charge includes the Surrender Fee and approximately $4.1 million related to the impairment of leasehold improvements and other fixed assets in the surrendered space, which were partially offset by other deferred credits. Concurrently, the Landlord returned to the Company approximately $1.3 million in cash from the Company's security deposit.

As a result of its entry into the Fourth Lease Modification Agreement and its surrender of the 12th Floor, the Company expects to save approximately $17.5 million in future rental payments and achieve net savings, after giving effect to the Surrender Fee, of approximately $14.9 million over what would have been the remaining term of the Lease.

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the Lease Amendment, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.06	Material Impairments.

The information set forth under Items 1.01 and 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

Safe Harbor Statement

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. These include statements regarding the expected net charges and net savings in connection with the Fourth Lease Modification Agreement. Forward-looking statements are neither historical facts nor assurances of future performance.  They are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from current expectations. Factors that could cause or contribute to actual results differing from these forward-looking statements include risks relating to expecting charges and savings in connection with the Fourth Lease Modification Agreement and other risks, including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company's Quarterly Report on Form 10-Q for each of the quarters ended June 30, 2017 and September 30, 2017 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission's website at www.sec.gov. Except as required by law, the Company undertakes no duty to update the information in this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2018	On Deck Capital, Inc.

/s/ Cory R. Kampfer
Cory R. Kampfer Chief Legal Officer